Exhibit (d)(2)

[Name]                                                         December 29, 2003
[Address 1]
[Address 2]
[Address 3]
[City, State Zip]

                          THE WILLIAMS COMPANIES, INC.

                                OFFER TO EXCHANGE
                 OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

                         REPLACEMENT OPTION GRANT LETTER

This letter describes the options granted to you in replacement of the options you exchanged pursuant to The Williams Companies, Inc.'s ("Williams") Offer to Exchange that commenced on May 28, 2003 and expired on June 25, 2003. The options you exchanged, described below in the first four columns, were cancelled on June 26, 2003 and you have no remaining rights to those cancelled options. You have been granted replacement options, described in the last three columns, on December 29, 2003 with a per share exercise price of $[_], the closing price on that date. The vesting and expiration date for the replacement options are detailed below. The replacement options are granted under and subject to the terms and conditions of The Williams Companies, Inc. 2002 Incentive Plan and related Stock Option Agreement ("Stock Option Agreement").

                Cancelled Options                                  Replacement Options
------------------------------------------------            -----------------------------------
                                         Number of           Number of
                                         Cancelled          Replacement    Vesting   Expiration
 Grant Date   Grant Price   Grant Type    Options            Options       Date        Date
 ----------   -----------   ----------    -------            -------       ----        ----



In connection with the replacement options, enclosed is your Stock Option Agreement. As evidence of your acceptance of the replacement options, please return a fully executed copy of your Stock Option Agreement to The Williams Companies, Inc., One Williams Center, P.O. Box 2400, Attn: Human Resources Service Center, MD 42-6, Tulsa, Oklahoma 74102. A self-addressed envelope is enclosed for your convenience. Please access the following documents via the Williams' intranet stock option web site http://teamw.twc.com/stockoptions/:

1)    2002 Incentive Plan and Prospectus

2) Beneficiary Designation Form - This form will be applicable to all awards received by you from the company's nonqualified stock plans plus any associated cash payments or the cash portion of any bonus payments. If you have not previously provided a form, please complete, sign, date and return the form along with your Stock Option Agreement.

If you have questions about your replacement options, please contact the Human Resources Service Center at (800) 320-8040 or (918) 573-5400.

Enclosures:
Stock Option Agreement
Self-Addressed Return Envelope